Exhibit 99.1

MEDCATH CONTACT:
O. Edwin French	Art Parker
President & Chief Executive Officer	Interim Chief Financial Officer
(704) 708-6600	(704) 708-6600
MedCath Enters Definitive Agreement to sell Dayton Heart Hospital to Good
Samaritan Hospital-Dayton
     CHARLOTTE, N.C., March 24, 2008 – MedCath Corporation (MedCath) (Nasdaq: MDTH), its physician partners and Good Samaritan Hospital (Dayton, Ohio) jointly announced today that the parties have entered into a definitive agreement pursuant to which Good Samaritan Hospital will acquire substantially all of Dayton Heart Hospital’s assets. The total amount being paid is approximately $55.0 million, a portion of which is allocated to customary non-competition obligations. The transaction is expected to close on or about May 16, subject to customary closing conditions.
     Net proceeds to MedCath, after estimated income tax related to the gain on sale, are anticipated to total approximately $32.5 million. MedCath will use the proceeds for general corporate purposes, including investment in other hospital projects. Beginning with its second quarter of fiscal 2008, which ends March 31, MedCath will account for Dayton Heart Hospital as an asset held-for-sale for the current and prior reporting periods.
     Opened in 1999, Dayton Heart Hospital is a 47-bed hospital focused on providing cardiovascular care to the Dayton community. A member of the Premier Health Partners system, Good Samaritan Hospital (Dayton, Ohio) is a 577-bed, full-service teaching facility with a 75-year history that delivers best-in-care cardiovascular, cancer and orthopedics services. Recently, the Joint Commission awarded gold seal certifications to the hospital’s outstanding heart failure, heart attack, breast cancer and artery bypass graft surgery programs. Additionally, HealthGrades, the leading independent quality monitoring organization in the country, named Good Samaritan as a recipient of its 2008

Distinguished Hospital Award for Clinical Excellence, which places it among the top 5 percent of hospitals nationwide.
     “We’ve had a successful engagement with physician partners in Dayton and have changed the landscape for delivery of heart services in Central Ohio, typical of what happens when MedCath teams up with doctors to raise the bar for hospital care. As we continue to evolve MedCath, focusing on future expansion in markets that equal or exceed national population growth rates is high on our list of preferences,” said O. Edwin French, MedCath’s President and Chief Executive Officer. He added, “This transaction furthers enhances our already-strong balance sheet so that our foray into acquired acute care hospitals is enhanced. And, with this transaction we also continue to shift the mix of business within our portfolio as we expand heart care but expand the ratio of diversified services faster.”
     MedCath Corporation, headquartered in Charlotte, N.C., is a healthcare provider focused on high acuity services with the diagnosis and treatment of cardiovascular disease being a primary service offering. Following completion of the divestiture of Dayton Heart Hospital, MedCath will own an interest in and operate nine hospitals with a total of 616 licensed beds, located in Arizona, Arkansas, California, Louisiana, New Mexico, South Dakota, and Texas. MedCath is in the process of developing its tenth hospital, which is anticipated to open in fall 2009, in Kingman, Ariz. In addition, MedCath and its subsidiary MedCath Partners provide services in diagnostic and therapeutic facilities in various states.
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     Parts of this announcement contain forward-looking statements that involve risks and uncertainties, including the closing of an anticipated sale of the assets of Dayton Heart Hospital. Although management believes that these forward-looking statements are based on reasonable assumptions, these assumptions are inherently subject to significant economic, regulatory and competitive uncertainties and contingencies that are difficult or impossible to predict accurately and are beyond our control. Actual results could differ materially from those projected in these forward-looking statements. We do not assume any obligation to update these statements in a news release or otherwise should material facts or circumstances change in ways that would affect their accuracy.
     These various risks and uncertainties are described in detail in “Risk Factors” in MedCath’s Form 10-K filed with the Securities and Exchange Commission on December 14, 2007, a copy of which is available on the internet site of the Securities and Exchange Commission at http://www.sec.gov.